Exhibit (a)(1)(B)
SUPPLEMENT TO COMPANY NOTICE
TO HOLDERS OF
5% CONVERTIBLE NOTES DUE 2023 ISSUED BY
CONTINENTAL AIRLINES, INC.
CUSIP Number: 210795PJ3
     Reference is made to the Indenture, dated as of June 10, 2003 (the “Indenture”) between Continental Airlines, Inc., a Delaware corporation (“Continental” or the “Company”) and The Bank of New York Mellon Trust Company, N.A., as successor to Bank One, N.A., as trustee (the “Trustee”), relating to the Company’s 5% Convertible Notes due 2023 (the “Notes”), and the Company Notice, dated May 17, 2010 (the “Original Notice”) relating to an offer by the Company to purchase for cash, at the option of each Holder (the “Put Option”), upon the terms and subject to the conditions set forth in the Indenture, all or a portion of the Notes.
     This Supplement to Company Notice (this “Supplement”) amends, modifies and supersedes certain information included in the Original Notice. The Company is extending the time on June 14, 2010 (the “Expiration Date”) until which Holders may exercise the Put Option from 5:00 p.m., New York City time on the Expiration Date to 12:00 midnight, New York City time at the end of the Expiration Date. Therefore, all references in the Original Notice to 5:00 p.m. New York City time on the Expiration Date, are hereby amended to be references to 12:00 midnight, New York City time at the end of the Expiration Date.
     To exercise your option to have the Company purchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 12:00 midnight, New York City time, at the end of the Expiration Date. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 12:00 midnight, New York City time, at the end of the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Put Option expires at 12:00 midnight, New York City time, at the end of the Expiration Date.
     This Supplement should be read in conjunction with the Original Notice. Except for the changes described herein, all other terms of the Original Notice remain the same. As of the date of this Supplement, we have been informed that no Holders have validly tendered their Notes for repurchase.
     The Paying Agent is The Bank of New York Mellon. The address of the Paying Agent is:
The Bank of New York Mellon
Corporate Trust Operations
101 Barclay Street — 7 East
New York, NY 10286
Attention: Ms. Carolle Montreuil
Phone: 212-815-5920
Fax: 212-298-1915
Additional copies of this Supplement and/or the Original Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Supplement is May 25, 2010.